Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND 2006 YEAR-END RESULTS

Long Beach, California (February 13, 2007) - Molina Healthcare, Inc. (NYSE:MOH) today announced its financial results for the fourth quarter and year ended December 31, 2006.

Net income for the quarter ended December 31, 2006, increased to $11.6 million, or $0.41 per diluted share, compared with net income of $10.7 million, or $0.38 per diluted share, for the quarter ended December 31, 2005.

Net income for the year ended December 31, 2006, increased 66% to $45.7 million, or $1.62 per diluted share, compared with net income of $27.6 million, or $0.98 per diluted share, for the same period in 2005.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “During 2006, our continued focus on improving our medical care costs and leveraging technology to improve our operations produced positive results. In addition, our Michigan health plan successfully integrated Cape Health Plan, and the Company’s start-up health plan in Ohio is well-positioned to serve the enrollment growth expected in that state during 2007. While we regret that we have had to leave the Indiana market, it is worth noting that our operations in that state contributed a net loss of approximately $0.09 per diluted share for the year ended December 31, 2006.”

Guidance

The Company confirms the guidance it had issued on January 18, 2007, for earnings per diluted share for fiscal year 2007 in the range of $1.75 to $1.90.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

Financial Results - Comparison of Quarters Ended December 31, 2006 and 2005

Premium revenue for the fourth quarter of 2006 was $543.9 million, an increase of $124.1 million, or 30%, over premium revenue for the fourth quarter of 2005 of $419.8 million. The acquisition of Cape Health Plan in Michigan (effective May 15, 2006) contributed $46.8 million to fourth quarter revenue. The Ohio health plan (which had less than $50,000 of premium revenue in the fourth quarter of 2005) contributed $45.2 million to premium revenue in the fourth quarter of 2006. Premium revenue in Indiana, where the Company terminated operations on December 31, 2006, increased by $16.6 million to $28.1 million in the fourth quarter of 2006 when compared with the fourth quarter of 2005. The Company’s Texas start-up operations contributed $4.2 million in premium revenue in the fourth quarter of 2006. The Company’s consolidated Medicare revenue for the fourth quarter of 2006 was $8.2 million, of which $5.0 million came from the Utah health plan. The Company had no Medicare operations in 2005.

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 85.1% in the fourth quarter of 2006 from 84.7% in the fourth quarter of 2005. Sequentially, the Company’s overall medical care ratio increased from 84.1% in the third quarter of 2006. Excluding the Company’s Ohio, Texas and Indiana health plans, the medical care ratio decreased to 84.1% from 84.3% year-over-year.

The Company anticipates significant growth in enrollment in the Ohio health plan in 2007 (enrollment in Ohio as of February 1, 2007, was approximately 124,000) and projects a lower Ohio health plan medical care ratio as a result of re-contracting and lower costs in new regions of that state. As previously disclosed, the Medicaid contract of the Company’s Indiana health plan expired on December 31, 2006. The Company does not believe the run-off operations in Indiana will have a material impact on its future operating results. The Texas health plan did not have significant enrollment until December of 2006, and revenue and medical costs generated from the Texas health plan did not have a material impact on our fourth quarter results.

The Company’s health plans in New Mexico and Washington experienced improved medical care ratios in the fourth quarter of 2006 when compared with the same period in 2005, while the Company’s Michigan health plan reported an increase in its medical care ratio due partly to the acquisition of Cape Health Plan. The California health plan’s medical care ratio of 89.3% for the fourth quarter of 2006 was higher than for the fourth quarter of 2005, but less than the 91.1% medical care ratio for the third quarter of 2006. The Company will continue to monitor closely the California health plan’s medical care costs, with special focus on San Diego County, where provider re-contracting efforts during the second half of 2006 have had some success.

The Company’s days in claims payable were 57 days at December 31, 2006, 54 days at both September 30, 2006 and June 30, 2006, and 55 days at December 31, 2005.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

Salary, general and administrative expenses were $61.0 million for the fourth quarter of 2006, representing 11.1% of total revenue, as compared with $45.7 million, or 10.8% of total revenue, for the fourth quarter of 2005.

Core G&A expenses (defined as SG&A expenses less premium taxes) increased $8.5 million year-over-year. The increase was primarily due to continued investments in infrastructure to support the Company’s medical care cost control initiatives, enhancements to information technology, the expansion into Ohio and Texas, and the launch of the Company’s Medicare Advantage Special Needs Plans. Despite the year-over-year increase in Core G&A expense, Core G&A decreased to 7.9% of total revenue in the fourth quarter of 2006 compared with 8.3% in the fourth quarter of 2005 due to increased revenue year-over-year. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.01 in the fourth quarter of 2006.

Depreciation and amortization expense increased by $1.9 million compared with the fourth quarter of 2005. Depreciation expense increased by $1.3 million in the fourth quarter of 2006 due to investments in infrastructure. Amortization expense increased by $0.6 million in the fourth quarter of 2006 due to the Cape Health Plan acquisition in Michigan.

Investment income during the quarter totaled $5.6 million as compared with $3.4 million in the fourth quarter of 2005, an increase of $2.2 million as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the fourth quarter of 2006 based upon an effective tax rate of 37.9% as compared with an effective tax rate of 38.1% in the fourth quarter of 2005.

Financial Results - Comparison of Year Ended December 31, 2006 and 2005

Premium revenue for the year ended December 31, 2006, was $1,985.1 million, an increase of $345.2 million, or 21%, over premium revenue for the year ended December 31, 2005, of $1,639.9 million. Acquisitions in California (effective June 1, 2005) and Michigan (effective May 15, 2006) and the start-up operations in Ohio were the primary drivers of the increase in premium revenue.

The acquisition of Cape Health Plan in Michigan effective May 15, 2005, added $114.4 million in premium revenue in 2006. The Ohio health plan (which had less than $50,000 of premium revenue in 2005) contributed $94.8 million to premium revenue in 2006. Premium revenue in the now-terminated Indiana health plan increased by $59.6 million in 2006. Medicare revenue for all of 2006 was $27.2 million, of which $20.2 million came from the Company’s Utah health plan.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

The medical care ratio decreased to 84.6% for the year ended December 31, 2006, from 86.9% in 2005, principally due to the factors discussed above. Excluding the Company’s Ohio, Texas and Indiana health plans, the medical care ratio decreased to 83.7% for the year ended December 31, 2006, as compared with 86.7% a year ago.

Salary, general and administrative expenses were $229.1 million for the year ended December 31, 2006, representing 11.4% of total revenue, as compared with $163.3 million, or 9.9% of total revenue, for the year ended December 31, 2005.

Core G&A increased to 8.4% of total revenue for the year ended December 31, 2006, compared with 7.1% in 2005. The increase in Core G&A was due to the infrastructure additions and product and market expansions discussed above. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.07 for the year ended December 31, 2006.

Depreciation and amortization expense increased by $6.4 million for the year ended December 31, 2006, compared with the same period of 2005. Depreciation expense increased by $4.3 million in 2006 due to investments in infrastructure, principally at the Company’s corporate offices. Amortization expense increased by $2.1 million in 2006 due to acquisitions in California and Michigan.

Investment income for the year ended December 31, 2006, was $19.9 million as compared with $10.2 million for the same period in 2005, an increase of $9.7 million as a result of higher invested balances and higher rates of return.

Income taxes were recognized for the year ended December 31, 2006, based upon an effective tax rate of 37.8% as compared with an effective tax rate of 37.1% for the year ended December 31, 2005.

Cash Flow

Cash provided by operating activities for the year ended December 31, 2006, was $105.6 million. Net income, the timing of payments for medical costs, and the timing of premium receipts were the primary sources of cash provided by operating activities. Receivables increased in the Company’s Utah, California and Ohio health plans. Cash provided by operating activities for the same period in 2005 was $95.4 million.

At December 31, 2006, the Company owed $45.0 million under its $180 million credit facility. The borrowings were used to fund capital infusions into the Company’s Ohio, Indiana, California and Texas health plans.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

On a consolidated basis, at December 31, 2006, the Company had cash and investments of approximately $485.1 million. The parent company had cash and investments of approximately $34.6 million.

Membership

The following table details the Company’s ending membership by health plan at December 31, 2006, September 30, 2006, and December 31, 2005:

	Dec. 31,	Sept. 30,	Dec. 31,
	2006	2006	2005
California	300,000	302,000	321,000
Indiana	56,000	54,000	24,000
Michigan	228,000	227,000	144,000
New Mexico	65,000	62,000	60,000
Ohio	76,000	33,000	N/A(1)
Texas	19,000	3,000	N/A(2)
Utah	52,000	54,000	59,000
Washington	281,000	280,000	285,000
Total	1,077,000	1,015,000	893,000

(1)      The Company’s Ohio health plan commenced operations in December 2005, serving less than 250 members as of December 31, 2005.
(2)      The Company’s Texas health plan commenced operations in September 2006.

The following table details member months (defined as the aggregation of each month’s ending membership for the period) by health plan for the periods indicated:

	Quarter Ended			Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2006	2005	2006	2005
California	909,000	911,000	971,000	3,694,000	3,569,000
Indiana	171,000	150,000	70,000	499,000	149,000
Michigan	688,000	681,000	436,000	2,365,000	1,811,000
New Mexico	191,000	181,000	181,000	726,000	734,000
Ohio	213,000	95,000	N/A(1)	442,000	N/A(1)
Texas	31,000	3,000	N/A(2)	34,000	N/A(2)
Utah	162,000	167,000	176,000	689,000	668,000
Washington	838,000	846,000	862,000	3,410,000	3,383,000
Total	3,203,000	3,034,000	2,696,000	11,859,000	10,314,000

(1)      The Company’s Ohio health plan commenced operations in December 2005 serving less than 250 members as of December 31, 2005.
(2)      The Company’s Texas health plan commenced operations in September 2006.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and 2006 year end results at 5:00 p.m. Eastern Time on Tuesday, February 13, 2007. The telephone number for this interactive conference call is 212-748-2799, and the webcast can be accessed on the Company’s Web site at www.molinahealthcare.com, or at www.earnings.com. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements. All of our forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the achievement of a decrease in the medical care ratio of our start-up health plans in Ohio and Texas; the achievement of projected savings from a decrease in the medical care ratio of our California health plan; an increase in enrollment in our Ohio and Texas health plans and in our dual eligible population consistent with our expectations; our ability to reduce administrative costs in the event enrollment or revenue is lower than expected; higher than expected costs associated with the addition of new members in Ohio or Texas or dual eligible members and risks related to our lack of experience with such members; our ability to accurately estimate incurred but not reported medical costs; the securing of premium rate increases consistent with our expectations; costs associated with the non-renewal and run-out of the Medicaid contract of our Indiana health plan; the successful renewal and continuation of the government contracts of our health plans; the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of pending litigation or arbitration; funding decreases in the Medicaid or Medicare programs; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its Web site at www.sec.gov. All forward-looking statements in this release represent our judgment as of February 13, 2007. We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Premium revenue	$543,912	$419,839	$1,985,109	$1,639,884
Investment income	5,608	3,382	19,886	10,174
Total revenue	549,520	423,221	2,004,995	1,650,058

Expenses:
Medical care costs:
Medical services	94,183	69,821	351,022	271,769
Hospital and specialty services	310,313	239,163	1,125,600	977,781
Pharmacy	58,324	42,990	202,030	169,590
Provider settlements	-	3,682	-	5,732
Total medical care costs	462,820	355,656	1,678,652	1,424,872
Salary, general and administrative expenses	61,032	45,731	229,057	163,342
Loss contract charge (1)	-	-	-	939
Depreciation and amortization	6,210	4,256	21,475	15,125
Total expenses	530,062	405,643	1,929,184	1,604,278
Operating income	19,458	17,578	75,811	45,780

Other expense:
Interest expense	(717)	(241)	(2,353)	(1,529)
Other, net (2)	-	-	-	(400)
Total other expense	(717)	(241)	(2,353)	(1,929)
Income before income taxes	18,741	17,337	73,458	43,851
Income tax expense	7,097	6,605	27,731	16,255
Net income	$11,644	$10,732	$45,727	$27,596

Net income per share:
Basic	$0.41	$0.39	$1.64	$1.00
Diluted	$0.41	$0.38	$1.62	$0.98

Weighted average number of common shares and
potential dilutive common shares outstanding	28,259,000	28,062,000	28,164,000	28,023,000

Operating Statistics:
Medical care ratio (3)	85.10%	84.70%	84.60%	86.90%
Salary, general and administrative expense
ratio (4), excluding premium taxes	7.90%	8.30%	8.40%	7.10%
Premium taxes included in salary,
general and administrative expenses	3.20%	2.50%	3.00%	2.80%
Total salary, general and
administrative expense ratio	11.10%	10.80%	11.40%	9.90%

Members (5)	1,077,000	893,000
Days in claims payable	57	55

(1)	Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2)	Represents a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005.
(3)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(4)	Salary, general and administrative expense ratio represents such expenses as a percentage of total revenue.
(5)	Number of members at end of period.

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Dec. 31,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$394,751	$249,203
Investments	90,380	103,437
Receivables	110,835	70,532
Income tax receivable	7,960	3,014
Deferred income taxes	313	2,339
Prepaid expenses and other current assets	9,263	10,321
Total current assets	613,502	438,846
Property and equipment, net	46,257	31,794
Goodwill and intangible assets, net	143,139	124,914
Restricted investments	20,154	18,242
Receivable for ceded life and annuity contracts	32,923	38,113
Other assets	8,500	8,018
Total assets	$864,475	$659,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$290,048	$217,354
Deferred revenue	18,120	803
Accounts payable and accrued liabilities	46,725	31,457
Total current liabilities	354,893	249,614
Long-term debt	45,000	—
Deferred income taxes	6,700	4,796
Liability for ceded life and annuity contracts	32,923	38,113
Other long-term liabilities	4,793	4,554
Total liabilities	444,309	297,077

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 28,119,026 shares at December 31, 2006,
and 27,792,360 shares at December 31, 2005	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	173,990	162,693
Accumulated other comprehensive loss	(337)	(629)
Retained earnings	266,875	221,148
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	420,166	362,850
Total liabilities and stockholders’ equity	$864,475	$659,927

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31,
	2006	2005
Operating activities:
Net income	$45,727	$27,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,475	15,125
Loss on disposal of assets	-	297
Amortization of capitalized credit facility fees	885	718
Deferred income taxes	(399)	1,705
Stock-based compensation	5,505	1,283
Changes in operating assets and liabilities:
Receivables	(38,847)	(5,102)
Prepaid expenses and other current assets	1,369	(1,866)
Medical claims and benefits payable	51,550	57,144
Deferred revenue	10,443	803
Accounts payable and accrued liabilities	8,508	6,665
Income taxes	(579)	(8,982)
Net cash provided by operating activities	105,637	95,386

Investing activities:
Purchases of property and equipment	(25,992)	(13,960)
Purchases of investments	(157,565)	(63,774)
Sales and maturities of investments	171,096	48,227
Net cash acquired (paid) in purchase transactions	5,820	(40,866)
Increase in restricted cash	(912)	(1,706)
Increase in other long-term liabilities	239	488
Increases in other assets	(959)	(983)
Net cash used in investing activities	(8,273)	(72,574)

Financing activities:
Payment of credit facility fees	(459)	(3,530)
Borrowing under credit facility	50,000	3,100
Repayment of amounts borrowed under credit facility	(5,000)	(3,100)
Repayment of mortgage note	-	(1,302)
Principal payments on capital lease obligations	-	(592)
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	1,227	1,872
Proceeds from exercise of stock options and employee stock purchases	2,416	1,872
Net cash provided by (used in) financing activities	48,184	(1,680)
Net increase in cash and cash equivalents	145,548	21,132
Cash and cash equivalents at beginning of period	249,203	228,071
Cash and cash equivalents at end of period	$394,751	$249,203

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MOH Announces Fourth Quarter and 2006 Year-End Results

February 13, 2007

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the year ended December 31, 2006 and 2005:

	Year Ended
	December 31,
	2006	2005
Balances at beginning of period	$217,354	$160,210
Medical claims and benefits payable from business acquired during the period	21,144	-
Components of medical care costs related to:
Current year	1,716,256	1,424,406
Prior years	(37,604)	466
Total medical care costs	1,678,652	1,424,872
Payments for medical care costs related to:
Current year	1,443,843	1,216,593
Prior years	183,259	151,135
Total paid	1,627,102	1,367,728
Balances at end of period	$290,048	$217,354

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease and large claims. The Company’s reserving methodology is consistently applied across all periods presented. Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”).

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